FOR IMMEDIATE RELEASE:

                        AUDIOVOX CORPORATION TO PURCHASE
                    AUDIO BRANDS FROM RECOTON FOR $40 MILLION

                 Well-known Jensen, Advent and Acoustic Research
                      brands are at the center of the deal

Hauppauge, NY, June 3, 2003 . . . Audiovox Corporation (Nasdaq: VOXXE) today announced that the US Bankruptcy Court for the Southern District of New York has accepted the bid by one of the Company's wholly owned subsidiaries for the assets of Recoton (OTC: RCOTQ), which include the US audio operation as well as a German company. Under the terms of the purchase Audiovox will pay $40.0 million and assume a $5 million debt on the German company to acquire Recoton's U.S. audio operation, which includes well known brands Jensen, Advent and Acoustic Research as well as the purchase of the shares of Recoton German Holdings GmbH, a wholly owned subsidiary with 2002 sales of $70 million.

The proposed transaction will create one of the largest U.S. audio suppliers of mobile entertainment products, adding to the company's existing portfolio of high quality mobile entertainment products marketed under three existing brands:
Audiovox, Prestige and Rampage.

The purchase price was reached through an auction bidding process conducted pursuant to an order issued by the U.S. Bankruptcy Court for the Southern District of New York. Recoton Corporation filed a voluntary petition to reorganize under Chapter 11 of the U.S. Bankruptcy Code on April 8, 2003 in the Southern District of New York

John J. Shalam Chairman of Audiovox Corp. said, "Our strong balance sheet allows us to consider the growth opportunities that acquisitions like this one can provide. Our bank lines are extensive and are presently barely being utilized. I expect this acquisition will create minimal financial pressure on our operation since our cash position combined with our credit facilities will more than cover the transaction. The deal made sense because of the synergies that exist in our product lines, customer base and business practices and we expect it to be accretive from the onset and to generate additional revenue of between $70 and $100 million in the first year of our ownership."

Shalam continued, "Recoton's U.S. audio business will be assimilated into our wholly owned subsidiary Audiovox Electronics Corp. (AEC). The German company will allow us additional growth opportunities as we begin to promote our consumer electronics and mobile products through the already established Recoton distribution network in Western Europe."

Patrick Lavelle, president and CEO of AEC also commented on the acquisition, "We expect to blend

                                  Exhibit 99.2

Audiovox Corporation To Purchase Audio Brands...
Page 2 of 3

the Recoton brands into our electronics subsidiary with minimal overhead expense. We believe that the addition of the well-known Jensen brand will allow Audiovox Electronics Corp to expand marketing opportunities within existing 12-volt distribution channels. We will utilize this acquisition to expand Audiovox's penetration into the home by offering a complete line of Acoustic Research, Advent and Audiovox speaker and entertainment systems."

In addition, during the second quarter we took charges relating to analog inventories which also had a substantial negative effect on second quarter performance."

Audiovox Corporation is an international leader in the marketing of cellular telephones, mobile security and entertainment systems, and consumer electronics products. Audiovox Electronics Corp is a wholly owned subsidiary that markets auto sound, vehicle security, mobile video systems, and consumer electronics products such as Flat Panel TV's, Portable DVD players, Two-Way radios, MP 3 products and home and portable stereos. For additional information, visit their web site at www.audiovox.com or call 1- 800-290-6650.

Audiovox Safe Harbor

Except for historical information contained herein, statements made in this release that would constitute forward-looking statements may involve certain risks and uncertainties. All forward- looking statements made in this release are based on currently available information and the company assumes no responsibility to update any such forward-looking statement. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to: risks that may result from our ability to keep pace with technological advances; significant competition in the wireless, mobile and consumer electronics businesses; quality and consumer acceptance of newly introduced products; our relationships with key suppliers and customers; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; the possibility that the review of our prior filings by the SEC may result in changes to our financial statements; the possibility that our failure to timely file our quarterly report on Form 10-Q for the quarter ended February 28, 2003 will result in a determination that we are subject to delisting from the Nasdaq Stock Market; and the possibility that stockholders or regulatory authorities may initiate proceedings against Audiovox and/or our officers and directors as a result of any restatements that may be required as a result of the resolution of the SEC comment letter. Risk factors associated with our business, including some of the factors set forth herein, are detailed in the Company's Form 10- K for the fiscal fourth quarter and year ended November 30, 2002 and other documents filed with the SEC.

Company Contacts:
C. Michael Stoehr, SVP and CFO - (631) 231-7750
Glenn Wiener, Investor and Financial Media Relations - (212) 786-6011.

                                  Exhibit 99.2